Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Duo World, Inc.

Dear Madams and Sirs:

This letter will authorize you to include the audit of Duo World, Inc. and its combined subsidiaries, dated June 24, 2016, for the two years ended March 31, 2016 and 2015, in the Registration Statement on Form S-l to be filed with the Securities and Exchange Commission. We also consent to your reference to Manohar Chowdhry & Associates as experts in accounting and auditing.

Yours truly,

/s/ Manohar Chowdhry & Associates
Manohar Chowdhry & Associates
Bengaluru, India
Date: September 12, 2016

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